Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS RECORD FIRST QUARTER EARNINGS
Record first quarter earnings and revenues
MIAMI (March 22, 2018) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $391 million, or $0.54 diluted EPS, for the first quarter of 2018, higher than U.S. GAAP net income for the first quarter of 2017 of $352 million, or $0.48 diluted EPS. First quarter 2018 adjusted net income of $375 million, or $0.52 adjusted EPS, was higher than adjusted net income of $279 million, or $0.38 adjusted EPS, for the first quarter of 2017. Adjusted net income excludes unrealized gains and losses on fuel derivatives and other net charges, totaling $16 million in net gains for the first quarter of 2018 and $73 million in net gains for the first quarter of 2017. Revenues for the first quarter of 2018 of $4.2 billion were higher than the $3.8 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “We are off to a strong start to the year achieving another quarter of record earnings on record revenues and exceeding the high end of guidance. This strong operational execution affirms our efforts to create demand in excess of measured capacity growth and exceed guest expectations once onboard. Our guest experience efforts, coupled with our ongoing marketing and public relations programs are clearly accelerating cruise demand across the board to drive cruise ticket prices higher.”
Key information for the first quarter 2018 compared to the prior year:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 9.2 percent. In constant currency, net revenue yields increased 3.9 percent for 1Q 2018, better than December guidance of up 1.5 to 2.5 percent.

•
Gross cruise costs including fuel per ALBD increased 9.0 percent. In constant currency, net cruise costs excluding fuel per ALBD increased 1.0 percent, better than December guidance of up 2.0 to 3.0 percent, principally due to the timing of expenses between quarters.

•	Changes in fuel prices (including realized fuel derivatives) decreased earnings by $0.04 per share, offset by an increase in earnings due to changes in currency exchange rates of $0.04 per share.
Highlights from the first quarter include the signing of agreements with German shipbuilder Meyer Werft GmbH to build two new cruise ships that will be powered by liquefied natural gas (“LNG”). The first is designated for P&O Cruises (UK) to be delivered in 2022 with the second for AIDA Cruises in 2023. Also during the quarter, we continued to drive demand and cruise awareness with successful new marketing efforts: Carnival Cruise Line appointed Shaquille O’Neal as their new “CFO,” Chief Fun Officer; Cunard hosted the world premiere of “The Greatest Showman,” broadcasting the red carpet event live on Flagship Queen Mary 2; Costa Cruises launched a new international ad campaign featuring Shakira that will be aired in Southern Europe and P&O Cruises launched a new marketing campaign featuring UK celebrity Rob Brydon. Additionally, we launched the new prime time series La Gran Sorpresa on Univision and extended our original TV programming to Telemundo, which will now be featuring our popular Ocean Originals TV program, “The Voyager with Josh Garcia.”
2018 Outlook
At this time, cumulative advanced bookings for the remainder of 2018 are in line with the prior year at higher prices. Since January, booking volumes for all future periods have been running ahead of prior year at higher prices.
Donald added, “The booking strength achieved during this year’s wave season, outpacing even last year’s record levels, demonstrates sustained strong demand for our world’s leading cruise brands and delivers further confidence in our raised earnings guidance. We remain on track to achieve double-digit return on invested capital while continuing to return cash to shareholders through ongoing share repurchases and dividend growth.” The company invested more than $250 million in share repurchases since the beginning of the quarter, bringing the cumulative total of repurchases to date to over $3.4 billion since late 2015.
Based on current booking trends, the company expects full year 2018 net revenue yields in constant currency to be up approximately 2.5 percent compared to the prior year, in line with December guidance. The company expects full year net cruise costs excluding fuel per ALBD in constant currency compared to the prior year to be up approximately 1.0 percent, also in line with December guidance. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates are expected to increase earnings by 0.10 per share compared to December guidance.
Taking the above factors into consideration, the company expects full year 2018 adjusted earnings per share to be in the range of $4.20 to $4.40 compared to December guidance of $4.00 to $4.30 and 2017 adjusted earnings per share of $3.82.

Second Quarter 2018 Outlook
Second quarter constant currency net revenue yields are expected to be up approximately 2.5 to 3.5 percent compared to the prior year. Net cruise costs excluding fuel per ALBD in constant currency for the second quarter of 2018 are expected to increase by approximately 4.0 to 5.0 percent compared to the prior year. Based on the above factors, the company expects adjusted earnings per share for the second quarter 2018 to be in the range of $0.56 to $0.60 versus 2017 adjusted earnings per share of $0.52.
Selected Key Metrics

	Full Year 2018		Second Quarter 2018
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 6.0%	Approx 2.5%	7.0 to 8.0%	2.5 to 3.5%
Net cruise costs excl. fuel / ALBD	Approx 4.0%	Approx 1.0%	8.5 to 9.5%	4.0 to 5.0%

	Full Year 2018	Second Quarter 2018
Fuel cost per metric ton consumed	$443	$436
Fuel consumption (metric tons in thousands)	3,315	830
Currencies (USD to 1)
AUD	$0.77	$0.77
CAD	$0.77	$0.76
EUR	$1.22	$1.23
GBP	$1.40	$1.40
RMB	$0.16	$0.16

	Three Months Ended February 28,
	2018	2017
Net income (in millions)	$391	$352
Adjusted net income (in millions) (a)	$375	$279
Earnings per share-diluted	$0.54	$0.48
Adjusted earnings per share-diluted (a)	$0.52	$0.38

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (2:00 p.m. GMT) today to discuss its 2018 first quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of 10 dynamic brands that include nine of the world’s leading cruise lines. With operations in North America, Australia, Europe and Asia, its portfolio features Carnival Cruise Line, Princess Cruises, Holland America Line, Seabourn, P&O Cruises (Australia), Costa Cruises, AIDA Cruises, P&O Cruises (UK) and Cunard, as well as Fathom, the corporation’s immersion and enrichment experience brand.
Together, the corporation’s cruise lines operate 102 ships with 231,000 lower berths visiting over 700 ports around the world, with 20 new ships scheduled to be delivered between 2018 and 2023. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
In 2017, Fast Company recognized Carnival Corporation as being among the “Top 10 Most Innovative Companies” in both the design and travel categories. Fast Company specifically recognized Carnival Corporation for its work in developing Ocean Medallion™, a high-tech wearable device that enables the world’s first interactive guest experience platform capable of transforming vacation travel into a highly personalized and elevated level of customized service.

Additional information can be found on www.carnival.com, www.princess.com, www.hollandamerica.com, www.seabourn.com, www.pocruises.com.au, www.costacruise.com, www.aida.de, www.pocruises.com, www.cunard.com, and www.fathom.org.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 (305) 406 7862	+1 (305) 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
The demand for cruises may decline due to adverse world events impacting the ability or desire of people to travel, including conditions affecting the safety and security of travel, government regulations and requirements, and decline in consumer confidence

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew

•
Changes in and compliance with laws and regulations relating to environment, health, safety, security, data privacy and protection, tax and anti-corruption under which we operate may lead to litigations, enforcement actions, fines, or penalties

•
Disruptions and other damages to our information technology and other networks and operations, breaches in data security, lapses in data privacy, and failure to keep pace with developments in technology

•	Ability to recruit, develop and retain qualified shipboard personnel who live on ships away from home for extended periods of time

•	Increases in fuel prices and availability of fuel supply

•	Fluctuations in foreign currency exchange rates

•	Overcapacity and competition in the cruise ship and land-based vacation industry

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain, as well as reductions in the availability of, and increases in the prices for, the services and products provided by these vendors

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations, as well as increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages

•	Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended February 28,
	2018	2017
Revenues
Cruise
Passenger ticket	$3,148	$2,804
Onboard and other	1,071	978
Tour and other	13	9
	4,232	3,791
Operating Costs and Expenses
Cruise
Commissions, transportation and other	663	569
Onboard and other	140	125
Payroll and related	558	519
Fuel	359	297
Food	264	251
Other ship operating	711	661
Tour and other	14	13
	2,709	2,435
Selling and administrative	616	549
Depreciation and amortization	488	439
	3,813	3,423
Operating Income	419	368
Nonoperating Income (Expense)
Interest income	3	2
Interest expense, net of capitalized interest	(48)	(51)
Gains on fuel derivatives, net (a)	16	27
Other income, net	1	8
	(28)	(14)
Income Before Income Taxes	390	354
Income Tax Expense, Net	—	(2)
Net Income	$391	$352
Earnings Per Share
Basic	$0.54	$0.48
Diluted	$0.54	$0.48

Dividends Declared Per Share	$0.45	$0.35
Weighted-Average Shares Outstanding - Basic	717	725
Weighted-Average Shares Outstanding - Diluted	719	728

(a)
During the three months ended February 28, 2018 and 2017, our gains on fuel derivatives, net include net unrealized gains of $32 million and $72 million and realized (losses) of $(16) million and $(45) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	February 28, 2018	November 30, 2017
ASSETS
Current Assets
Cash and cash equivalents	$453	$395
Trade and other receivables, net	345	312
Inventories	394	387
Prepaid expenses and other	475	502
Total current assets	1,667	1,596
Property and Equipment, Net	35,027	34,430
Goodwill	3,014	2,967
Other Intangibles	1,198	1,200
Other Assets	535	585
	$41,441	$40,778
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$1,108	$485
Current portion of long-term debt	1,006	1,717
Accounts payable	795	762
Accrued liabilities and other	1,653	1,877
Customer deposits	4,288	3,958
Total current liabilities	8,851	8,800
Long-Term Debt	7,445	6,993
Other Long-Term Liabilities	764	769

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 656 shares at 2018 and 655 shares at 2017 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2018 and 2017 issued	358	358
Additional paid-in capital	8,708	8,690
Retained earnings	23,360	23,292
Accumulated other comprehensive loss	(1,486)	(1,782)
Treasury stock, 122 shares at 2018 and 2017 of Carnival Corporation and 35 shares at 2018 and 32 shares at 2017 of Carnival plc, at cost	(6,565)	(6,349)
Total shareholders’ equity	24,382	24,216
	$41,441	$40,778

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended February 28,
	2018	2017
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	20,462	20,024
Occupancy percentage (b)	104.7%	104.6%
Passengers carried (in thousands)	2,860	2,769
Fuel consumption in metric tons (in thousands)	821	818
Fuel consumption in metric tons per thousand ALBDs	40.1	40.9
Fuel cost per metric ton consumed	$437	$362
Currencies (USD to 1)
AUD	$0.78	$0.75
CAD	$0.79	$0.76
EUR	$1.21	$1.06
GBP	$1.37	$1.24
RMB	$0.15	$0.15

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,064	$932
Capital expenditures	$574	$412
Dividends paid	$323	$254

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances and is based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows:

	Three Months Ended February 28,
(dollars in millions, except yields)	2018	2018 Constant Dollar	2017
Passenger ticket revenues	$3,148	$2,999	$2,804
Onboard and other revenues	1,071	1,038	978
Gross cruise revenues	4,219	4,037	3,782
Less cruise costs
Commissions, transportation and other	(663)	(621)	(569)
Onboard and other	(140)	(135)	(125)
	(803)	(756)	(694)
Net passenger ticket revenues	2,485	2,378	2,235
Net onboard and other revenues	931	903	853
Net cruise revenues	$3,416	$3,280	$3,088
ALBDs	20,461,582	20,461,582	20,024,045

Gross revenue yields	$206.20	$197.29	$188.87
% increase	9.2%	4.5%
Net revenue yields	$166.95	$160.32	$154.22
% increase	8.3%	4.0%
Net passenger ticket revenue yields	$121.46	$116.21	$111.60
% increase	8.8%	4.1%
Net onboard and other revenue yields	$45.50	$44.11	$42.62
% increase	6.8%	3.5%

	Three Months Ended February 28,
(dollars in millions, except yields)	2018	2018 Constant Currency	2017
Net passenger ticket revenues	$2,485	$2,374	$2,235
Net onboard and other revenues	931	906	853
Net cruise revenues	$3,416	$3,280	$3,088
ALBDs	20,461,582	20,461,582	20,024,045

Net revenue yields	$166.95	$160.31	$154.22
% increase	8.3%	3.9%
Net passenger ticket revenue yields	$121.46	$116.04	$111.60
% increase	8.8%	4.0%
Net onboard and other revenue yields	$45.50	$44.27	$42.62
% increase	6.8%	3.9%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended February 28,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Dollar	2017
Cruise operating expenses	$2,695	$2,587	$2,422
Cruise selling and administrative expenses	610	587	546
Gross cruise costs	3,305	3,175	2,968
Less cruise costs included above
Commissions, transportation and other	(663)	(621)	(569)
Onboard and other	(140)	(135)	(125)
(Losses) gains on ship sales and impairments	(16)	(16)	—
Restructuring expenses	—	—	—
Other	—	—	1
Net cruise costs	2,485	2,402	2,275
Less fuel	(359)	(359)	(297)
Net cruise costs excluding fuel	$2,127	$2,044	$1,978
ALBDs	20,461,582	20,461,582	20,024,045

Gross cruise costs per ALBD	$161.51	$155.16	$148.24
% increase	9.0%	4.7%
Net cruise costs excluding fuel per ALBD	$103.92	$99.84	$98.81
% increase	5.2%	1.0%

	Three Months Ended February 28,
(dollars in millions, except costs per ALBD)	2018	2018 Constant Currency	2017
Net cruise costs excluding fuel	$2,127	$2,042	$1,978
ALBDs	20,461,582	20,461,582	20,024,045

Net cruise costs excluding fuel per ALBD	$103.92	$99.81	$98.81
% increase	5.2%	1.0%

(See Explanations of Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

	Three Months Ended February 28,
(in millions, except per share data)	2018	2017
Net income
U.S. GAAP net income	$391	$352
Unrealized (gains) losses on fuel derivatives, net	(32)	(72)
(Gains) losses on ship sales and impairments	16	—
Restructuring expenses	—	—
Other	—	(1)
Adjusted net income	$375	$279
Weighted-average shares outstanding	719	728

Earnings per share
U.S. GAAP earnings per share	$0.54	$0.48
Unrealized (gains) losses on fuel derivatives, net	(0.05)	(0.10)
(Gains) losses on ship sales and impairments	0.02	—
Restructuring expenses	—	—
Other	—	—
Adjusted earnings per share	$0.52	$0.38

Explanations of Non-GAAP Financial Measures

Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2018 periods’ currency exchange rates have remained constant with the 2017 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting removes only the impact of changes in exchange rates on the translation of our operations.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

Examples:

•
The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.